Exhibit 4.11

AMENDMENT NO. 1 TO INVESTORS’ RIGHTS AGREEMENT

This Amendment No. 1 dated August 18, 2004(“Amendment No. 1”), amends that certain Investors’ Rights Agreement dated as of November 26, 2002 (as amended and in effect from time to time, the “Rights Agreement”), by and among SoftBrands, Inc., a Delaware corporation (“SoftBrands” or the “Company”) and Capital Resource Partners IV, L.P, a Delaware limited partnership (“CRP” or the “Investor”).

WHEREAS, pursuant to Amendment No. 2 to the Senior Subordinated Secured Note and Warrant Purchase Agreement, dated as of November 26, 2002 (the “Purchase Agreement Amendment”), SoftBrands is issuing to CRP shares of its Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred”);

WHEREAS, CRP has conditioned its investment in the Series B Preferred on the execution of this Amendment No. 1 and the grant thereby of certain registration rights to CRP for such shares of Series B Preferred;

NOW THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.             Amendment to Rights Agreement.  The definitions of the term “Warrant Shares” set forth in Section 1.1 of the Rights Agreement are hereby amended and restated in their entirety so that the first such definition shall be removed in its entirety and the second such definition shall read in its entirety as follows:

““Warrant Shares” shall mean the Info-Quest Shares and the shares of Common Stock issued or issuable upon exercise of the Warrants or upon conversion of shares of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share.”

2.             Miscellaneous.

(a)           Effect.  Except as amended hereby, the Rights Agreement shall remain in full force and effect.

(b)           Waiver.  This Amendment No. 1 is effective only in the specific instance and for the specific purpose for which it is executed and shall not be considered a waiver or agreement to amend as to any provision of the Rights Agreement in the future.

(c)           Defined Terms.  All capitalized terms used but not specifically defined herein shall have the same meanings given such terms in the Rights Agreement unless the context clearly indicates or dictates a contrary meaning.

(d)           Costs, Expenses, Taxes.  The Company agrees to pay all costs and expenses of the Investor in connection with the preparation, execution and delivery of this Amendment No. 1 and other instruments and documents to be delivered hereunder, including the reasonable fees and out-of-pocket expenses of the Investor and the fees of Testa, Hurwitz & Thibeault, LLP, special counsel for the Investor, with respect thereto.

(e)           Governing Law.  This Amendment No. 1 shall be governed by, and construed and enforced in accordance with, the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

(f)            Severability.  If any provision of this Amendment No. 1 shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal or unenforceable any other provision of this Amendment No. 1, and this Amendment No. 1 shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

(g)           Counterparts.  This Amendment No. 1 may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Amendment No. 1 by signing any of such counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be signed as of the date first written above.

SOFTBRANDS, INC.

By:	/s/ David G. Latzke
Name: David G. Latzke
Title: Senior Vice President, Chief
Financial Officer and Secretary

CAPITAL RESOURCE PARTNERS IV, L.P.

By:	CRP Partners IV, L.L.C.
Its General Partner

By:	/s/ Alexander S. McGrath
Name: Alexander S. McGrath
Title: Managing Member